Exhibit 3.17(b)

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

PAS INTERNATIONAL EMPLOYMENT, INC.

PAS INTERNATIONAL EMPLOYMENT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

FIRST: The name of the corporation is PAS INTERNATIONAL EMPLOYMENT, INC. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was January 27, 1997.

SECOND: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law, adopted resolutions to amend. and restate the first Article of the Certificate of Incorporation so that, as amended, said Article shall be and read as follows:

“The name of the corporation (hereafter called the “corporation”) is lntelsat International Employment, Inc.”

THIRD: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the corporation for their approval and was approved by them in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

IN WITNESS WHEREOF, PAS INTERNATIONAL EMPLOYMENT, INC. has caused this Certificate of Amendment of Certificate of Incorporation to be signed this 30 day of August, 2007.

PAS INTERNATIONAL EMPLOYMENT, INC.

By:	/s/ Patricia Casey
Name:	Patricia Casey
Title:	Secretary and General Counsel